Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Podcastone, Inc. dated as of October 27, 2026 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Galloway Capital Partners, LLC

By:	/s/ Bruce Galloway
Name: Bruce Galloway
Title: Managing Member

Galloway Capital, LP
By:	/s/ Bruce Galloway
Bruce Galloway

By:	/s/ Bruce Galloway
Bruce Galloway

Schedule 1

Date	Quantity	Price Per Share

September 17, 2026	9,000	$2.10
September 23, 2026	12,000	$2.16
September 30, 2026	17,000	$2.17
October 13, 2026	12,000	$2.08
October 14, 2026	9,000	$2.08